EXHIBIT 23.2

JEFFREY T. GROSS LTD.

CERTIFIED PUBLIC ACCOUNTANTS

6215 W. TOUHY AVENUE

CHICAGO, ILLINOIS 60646-1105

(773)792-1575

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors

Reliant Service Inc.

Las Vegas, Nevada

We consent to the use, in the statement on Form S-1 of Reliant Service Inc., of our report dated March 9, 2016 on our audit of the financial statements of Reliant Service Inc., as of July 31, 2015, and the related statement of operations, changes in stockholder's equity and cash flows for the year ended July 31, 2015 and from inception on March 20, 2015 through July 31, 2015, and the reference to us under the caption "Experts".

Jeffrey T. Gross Ltd.

Jeffrey T. Gross Ltd.

Certified Public Accountants

Chicago, Illinois

March 17, 2016